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                                                                  EXHIBIT 23(c)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 10, 1995, included in Public Service Company of Colorado's Form 10-K for the year ended December 31, 1994, and to the use in this registration statement of our report dated December 11, 1995, included herein, covering the balance sheet of New Century Energies, Inc. as of October 31, 1995, and to all references to our firm included in this registration statement.

                                          Very truly yours,

                                          Arthur Andersen LLP

Denver, Colorado
December 12, 1995
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                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO PUBLIC SERVICE COMPANY OF COLORADO

  We have audited the accompanying consolidated balance sheets of Public Service Company of Colorado (a Colorado corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Service Company of Colorado and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As more fully discussed in Note 2 to the consolidated financial statements, the adequacy of the Company's recorded liability for defueling and decommissioning its Fort St. Vrain Nuclear Generating Station (approximately $77.0 million at December 31, 1994) is primarily dependent on assurances that the dismantlement and decommissioning of the Fort St. Vrain Nuclear Generating Station can be accomplished at currently estimated costs and that the spent fuel storage and shipment issues are successfully resolved. The outcome of the above issues cannot be determined at this time. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

  As more fully discussed in Notes 10 and 12 to the consolidated financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes and, effective January 1, 1994, the Company changed its method of accounting for postemployment benefits.

  Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

  We have also audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of December 31, 1992, 1991 and 1990 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1991, (none of which are presented herein) and have expressed an opinion, which makes reference to uncertainties related to the Company's Fort St. Vrain Nuclear Generating Station, on those financial statements. In our opinion, the information set forth in the selected financial data for each of the five years in the period ended December 31, 1994 appearing to Item 6 of this Form 10-K, other than the ratios and percentages therein, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
February 10, 1995